Exhibit 99.1

EPIRUS Biopharmaceuticals Reports Second Quarter 2015 Financial Results

BOSTON—(GlobeNewswire)—August 7, 2015—EPIRUS Biopharmaceuticals, Inc. (Nasdaq:EPRS), a Boston-based, pure-play biosimilar company focused on the global development and commercialization of biosimilar monoclonal antibodies, today announced financial results for the second quarter and six months ended June 30, 2015.

“It has been key to our strategy to establish partnerships that align with our objectives to better direct our business and retain the future value of our products in the long-term.  We announced a distribution deal with mAbxience for Latin America during the first half of the year and most recently, announced a profit-sharing collaboration with Polpharma Group for most of the EU and other select territories,” stated Amit Munshi, president and chief executive officer, EPIRUS Biopharmaceuticals.  “With these important partnerships in place, we will continue to execute against our strategy and advance our programs.  In addition, we are focusing our efforts on assessing opportunities to expand our pipeline.”

Year-to-Date Corporate Highlights

•                  Multi-Product, Multi-Region, Profit-Sharing Collaboration with Polpharma Group: In July, EPIRUS and Polpharma Group entered into a profit-sharing collaboration to advance BOW015 (infliximab, reference biologic Remicade®), BOW050 (adalimumab, reference biologic Humira®) and BOW070 (tocilizumab, reference biologic Actemra®) across most of the EU, Middle East, Turkey, Russia and CIS territories.  With EPIRUS leading the global product development and clinical programs, both parties will jointly fund clinical development and collaborate on regulatory filings; Polpharma Group will oversee commercialization efforts.  Clinical development costs and eventual operating profit will be split 51 percent Polpharma Group and 49 percent EPIRUS.  EPIRUS retains the commercial rights to Switzerland and Norway along with select EU countries, allowing the Company to build its direct commercial footprint.

•                  BOW015 Data Presented at EULAR: In June, EPIRUS presented new BOW015 data at the European League Against Rheumatism Annual Congress (EULAR) from its Phase 1 study in healthy volunteers and its Phase 3 trial in active rheumatoid arthritis patients.  BOW015 has been extensively characterized and the data reinforced the analytical, pharmacokinetic, safety and efficacy profile for BOW015, further demonstrating the biosimilarity between BOWO15 and infliximab.

•                  BOW015 Distribution Deal for Latin American Markets: In May, EPIRUS and mAbxience entered into a development and future distribution deal for EPIRUS’ lead program, BOW015, for Latin American markets.  A wholly-owned subsidiary of CHEMO Group, mAbxience is a biopharmaceutical company specialized in research, development and manufacturing of biosimilars.  mAbxience will be responsible for regulatory submissions, using BOW015’s existing data package, and eventual commercialization in select Latin American markets.

Second Quarter 2015 Financial Highlights

•                  Research and Development (R&D) expenses were $8.3 million for the second quarter of 2015 compared to $2.6 million for the second quarter of 2014, an increase of $5.7 million.  The increase was driven by increased development expenses, including headcount, related to BOW015 and BOW050, as well as a one-time $1.8 million commitment charge for commercial batches of BOW015 included in the settlement agreement with Reliance Life Sciences, which was finalized in April 2015 (RLS Settlement Agreement).

•                  General and Administrative (G&A) expenses were $6.8 million for the second quarter of 2015 compared to $6.4 million for the second quarter of 2014, an increase of $0.4 million.  The increase was primarily driven by increased headcount and also reflects a one-time fee of $2.2 million related to the RLS Settlement Agreement, partially offset by decreased consulting and professional fees incurred in the second quarter of 2014.

•                  Other income (expense) was $0.3 million for the second quarter of 2015 compared to $0.9 million for the second quarter of 2014, a decrease of $0.6 million.  The decrease was primarily driven by reduced interest expense as a result of the conversion of convertible notes in April 2014, partially offset by interest on debt entered into in the third quarter of 2014 and the second quarter of 2015.

•                  The net loss for the second quarter of 2015 was $15.3 million, compared to a net loss of $9.9 million for the second quarter of 2014.

•                  Cash and cash equivalents totaled $58.3 million at June 30, 2015.

Year-to-Date 2015 Financial Highlights

•                  R&D expenses were $11.4 million for the six months ended June 30, 2015 compared to $6.1 million for the six months ended June 30, 2014, an increase of $5.3 million.  The increase was driven by increased development expenses, including headcount, related to BOW015 and BOW050, as well as a one-time $1.8 million commitment charge for commercial batches of BOW015 included in the RLS Settlement Agreement.

•                  G&A expenses were $11.0 million for the six months ended June 30, 2015 compared to $9.1 million for the six months ended June 30, 2014, an increase of $1.9 million.  The increase was primarily driven by increased headcount and also reflects a one-time settlement fee of $2.2 million related to the RLS Settlement Agreement, partially offset by decreased consulting and professional fees incurred during the six months ended June 30, 2014.

•                  Other income (expense) was $0.6 million for the six months ended June 30, 2015 compared to $2.3 million for the six months ended June 30, 2015, a decrease of $1.7 million.  The decrease was primarily driven by reduced interest expense as a result of the conversion of convertible notes in March and April 2014, partially offset by interest on debt entered into in the third quarter of 2014 and the second quarter of 2015.

•                  The net loss for the six months ended June 30, 2015 was $22.8 million, compared to a net loss of $17.5 million for the six months ended June 30 2014.

Anticipated Upcoming Milestones

•                  BOW015 additional market filings and regional partnerships — filings throughout 2015

•                  Initiation of BOW015 global phase 3 — 4Q15/1Q16

•                  Initiation of BOW050 global phase 3 — 2H16

About EPIRUS Biopharmaceuticals

EPIRUS Biopharmaceuticals (Nasdaq:EPRS) is a biopharmaceutical company focused on building a pure-play, sustainable, profitable biosimilar business.  As such, EPIRUS will be able to improve patient access to important, cost-effective medicines worldwide.  EPIRUS’ current pipeline of biosimilar product candidates includes BOW015 (infliximab, reference biologic Remicade®), BOW050 (adalimumab, reference biologic Humira®) and BOW070 (tocilizumab, reference biologic Actemra®)(i).  The reference products for these candidates together generated $23 billion in global sales for 2014, according to EvaluatePharma®.  EPIRUS has developed distinct strategies to penetrate the global market, leveraging partnerships to optimize value retention over the long-term.  For more information visit EPIRUS’ website at www.epirusbiopharma.com.

Forward-Looking Statements

Various statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In addition, when or if used in this document, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to EPIRUS or its management may identify forward-looking statements.  EPIRUS cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by EPIRUS to secure and maintain relationships with collaborators and single-source contract manufacturers; risks relating to clinical trials; risks relating to the commercialization, if any, of EPIRUS’ proposed product candidates (such as marketing, regulatory, product liability, supply, competition, and other risks); dependence on the efforts of third parties; dependence on intellectual property; risks related to the loss of any of EPIRUS’ key management personnel; risks that EPIRUS may lack the financial resources and access to capital to fund proposed operations and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of EPIRUS’ annual report on Form 10-K for the fiscal year ended December 31, 2014 which is on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in EPIRUS’ annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect EPIRUS’ results. There can be no assurance that the actual results or developments anticipated by EPIRUS will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, EPIRUS. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to EPIRUS or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. EPIRUS cautions investors not to rely too heavily on the forward-looking statements EPIRUS makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and EPIRUS undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Statements

EPIRUS Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$45	$—	$70	$—

Operating expenses:
Research and development	8,275	2,587	11,354	6,091
General and administrative	6,783	6,361	10,951	9,079
Total operating expenses	15,058	8,948	22,305	15,170
Loss from operations	(15,013)	(8,948)	(22,235)	(15,170)

Other income (expense):
Interest expense, net	(315)	(1,172)	(596)	(2,391)
Change in fair value of warrant liability	—	(99)	—	(199)
Other income and tax (expense), net	42	329	24	250
Total other income (expense)	(273)	(942)	(572)	(2,340)
Net loss	$(15,286)	$(9,890)	$(22,807)	$(17,510)
Net loss per share—basic and diluted	$(0.65)	$(28.71)	$(1.07)	$(57.54)
Weighted-average number of common shares used in net loss per share calculation—basic and diluted
	23,514,851	344,517	21,411,437	304,288

EPIRUS Biopharmaceuticals, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 30,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$58,288	$21,462
Prepaid expenses and other current assets	1,125	1,556
Property and equipment, net	673	704
In-process research and development	5,500	5,500
Intangible assets, net	3,492	3,605
Goodwill	16,363	16,363
Other assets, noncurrent	2,040	2,199
Total assets	$87,481	$51,389

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$7,128	$6,584
Accrued settlement	1,433	—
Debt	14,814	7,282
Deferred tax	2,812	2,904
Deferred revenue	1,230	996
Other liabilities	956	1,222
Stockholders’ equity	59,108	32,401
Total liabilities and stockholders’ equity	$87,481	$51,389

Contact Information:

Jennifer Almond, EPIRUS Biopharmaceuticals, Inc.

+1-617-606-3288

ir@epirusbiopharma.com

Source: EPIRUS Biopharmaceuticals, Inc.

(i)  Remicade is a registered trademark of J&J (www.jnj.com); Humira is a registered trademark of AbbVie (www.abbvie.com); ACTEMRA is a registered trademark of Chugai Seiyaku Kabushiki Kaisha Corp., a member of the Roche Group (www.gene.com)